Exhibit 99.1

FOR IMMEDIATE RELEASE

Superior Drilling Products Restructures Hard Rock Note
and Secures Bridge Loan

VERNAL, UT, August 11, 2016 — Superior Drilling Products, Inc. (NYSE MKT: SDPI) (“SDP” or the “Company”), a designer and manufacturer of drilling tool technologies, today announced both the restructuring of the promissory note issued to the seller in the Company’s 2014 acquisition of Hard Rock Solutions (the "Note") and the closing of a $1.0 million bridge loan.

The amended Note (i) permits the July 2016 principal payment to be paid with a combination of common stock and cash, (ii) changes the payment schedule for the Note and (iii) extends the terms of the Note until January 2020. Of the $1.5 million principal amount that was due in July 2016, $1.0 million will be paid by issuing 700,000 shares of the Company’s common stock. Interest of $303,805 was paid on August 5, 2016. The remaining $0.5 million principal and accrued interest is required to be paid in cash on October 15, 2016.

Christopher D. Cashion, Chief Financial Officer of SDP, noted, “The restructuring of the Note reflects the confidence by the sellers of the opportunity that the Drill-N-Ream offers and we appreciate their faith in SDP. The bridge loan enabled us to execute the Note restructuring and also provides some short-term working capital.”

After the stock and cash payments in 2016, the remaining principal amount due on the Note will be $8.0 million. For 2017, interest only payments are to be paid in January, March, May and July. Starting in 2018 during the same months, equal principal amounts of $0.5 million plus accrued interest are to be paid, and in 2019 in the same months, equal principal amounts of $1.0 million plus accrued interest are to be paid. The final payment of $2.0 million in principal plus accrued interest is due January 2020.

Separately, in a private transaction on August 5, 2016, SDP issued an 8%, $1.0 million bridge note and a warrant to purchase up to an aggregate of 250,000 shares of the Company’s common stock in a private transaction. The exercise price of the warrant is $1.38 per share and shall be adjusted to equal the per share offering price of the Company’s common stock in the first qualified financing, as defined in the warrant, completed following the date of the warrant. SDP intends to repay the bridge note using funds raised by such financing.

The bridge note matures on February 5, 2017, but includes an option to extend maturity for an additional three months and accrue interest at the same rate. The bridge note may be prepaid at any time with a minimum payment of $40,000 of interest on the bridge note at the time of prepayment. In the event of failure to pay the bridge note in full, on or before the maturity date, the Company is required to issue shares of common stock in an aggregate amount representing 200% of the principal amount of the bridge note outstanding at the maturity date, based on a stock price equal to the 30-day volume weighted average trading price of the common stock on the NYSE MKT calculated as of the maturity date.

- MORE -

Superior Drilling Products Restructures Hard Rock Note and Secures Bridge Loan
August 11, 2016

About Superior Drilling Products, Inc.
Superior Drilling Products, Inc. is an innovative, cutting-edge drilling tool technology company providing cost saving solutions that drive production efficiencies for the oil and natural gas drilling industry. The Company designs, manufactures, repairs, sells and rents drilling tools. SDP drilling solutions include the patented Drill-N-Ream® well bore conditioning tool and the patent-pending StriderTM Drill String Oscillation System. In addition, SDP is a manufacturer and refurbisher of PDC (polycrystalline diamond compact) drill bits for a leading oil field services company. SDP operates a state-of-the-art drill tool fabrication facility, manufacturing for its customer’s custom products and solutions for the drilling industry. The Company’s strategy is to leverage its technological expertise in drill tool technology and innovative, precision machining to broaden its drill tool technology offerings for rent or sale, while operating an effective sales and logistics infrastructure through which it can provide proprietary tools to exploration and production companies, oilfield services companies and rental tool companies.

Additional information about the Company can be found at its website: www.sdpi.com.

Safe Harbor Regarding Forward Looking Statements
This news release contains “forward-looking statements” within the meaning of the safe harbor provisions, 15 U.S.C. § 78u-5, of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included in this release, regarding our strategy, future operations, financial position, estimated revenue and losses, projected costs, prospects, plans and objectives of management, are forward-looking statements. The use of words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project”, “forecast,” “should” or “plan", and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Certain statements in this release may constitute forward-looking statements, including statements regarding the Company’s market success with specialized tools, effectiveness of its sales efforts, success of its distribution partner, customer acceptance of the drilling technology and the Company’s effectiveness at executing its business strategy and plans. These statements reflect the current beliefs and expectations of the Company and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include, among other factors, our business strategy and prospects for growth; our cash flows and liquidity; our financial strategy, budget, projections and operating results; the amount, nature and timing of capital expenditures; the availability and terms of capital; competition and government regulations; and general economic conditions. These and other factors could adversely affect the outcome and financial effects of the Company’s plans and described herein. Therefore, you should not rely on any of these forward-looking statements. Any forward-looking statement made by the Company in this news release is based only on information currently available to the Company and speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

For more information, contact investor relations:

Deborah K. Pawlowski / Garett K. Gough
Kei Advisors LLC
(716) 843-3908 / (716) 846-1352
dpawlowski@keiadvisors.com / ggough@keiadvisors.com

- END -